EXHIBIT 99.1
News Release

SpaceDev Investor Relations
Investor Contact:
Richard Slansky/Jessica Gerstenkorn
Media Contact:
Mark Sirangelo
(858) 375-2026

SpaceDev announces resignation of Robert Vacek

POWAY, CA - November 24, 2006 - SpaceDev, Inc. (OTCBB: SPDV) has today announced the resignation of Robert Vacek from his role as President of the Company’s Starsys division. Mr. Vacek will be leaving to pursue a non-competitive opportunity outside of the aerospace industry.

"SpaceDev would like to extend its appreciation to Rob for his efforts in helping to guide Starsys through the merger with SpaceDev. Rob’s leadership enabled Starsys to overcome many challenges and we all recognize what he has done through this transition." said Mark N. Sirangelo, SpaceDev Chairman and Chief Executive Officer. “Rob leaves behind a strong management team that is highly capable of managing the Company.”

Scott Tibbitts, Starsys Founder and now Managing Director of SpaceDev commented, “We all wish him well in his career and his work at Starsys will be remembered. Rob has certainly been a positive force during his time with the Company.”

The operational duties will be performed on an interim basis by Mark Sirangelo and Richard Slansky, the Company’s President and CFO, while SpaceDev is actively seeking to fill this operational role.

For more information on SpaceDev, please review the Company's filings on the SEC EDGAR system at www.sec.gov or at www.spacedev.com.

About SpaceDev

SpaceDev, Inc. is a space technology/aerospace company that creates and sells affordable and innovative space products and mission solutions. For more information, visit www.spacedev.com and www.starsys.com.

Except for factual statements made herein about past events, this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words such as "believe," "intends," "expects," "plans," "anticipates" and variations thereof, identify forward-looking statements, although their absence does not mean that a statement is not forward looking. Forward-looking statements are based on the Company's current expectations, and are not guarantees of performance. The Company's actual results could differ materially from its current expectations. Factors that could contribute to such differences include risks and uncertainties associated with: the Company's ability to effectively integrate acquisitions; rescheduling or cancellation of customer orders; uncertainties in the government budgeting and contracting process; ability to control costs and expenses; and, the possible need for additional financing. Reference is also made to other factors described in the Company's periodic reports filed with the SEC, including the Company's most current Annual Report on Form 10-KSB and subsequent Quarterly Reports on Form 10-QSB. These forward-looking statements speak only as of the date of this release. SpaceDev does not intend to update these forward-looking statements